EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Media Contact:
John Schneidawind
+1-571-434-5596
john.schneidawind@neustar.biz
Renowned Technology and Media Executive Gareth Chang Joins NeuStar’s Board of Directors
STERLING, Va., June 3, 2008 — NeuStar, Inc. (NYSE: NSR) today announced the appointment of Gareth Chang to its Board of Directors. Mr. Chang is chairman and managing partner of GC3 & Associates International, a management consulting and private investment firm specializing in strategic planning and the execution of technology and media enterprises. He joins NeuStar’s Board as its eighth non-employee director out of a total of nine members.
“Gareth is an accomplished, dynamic executive who we are very fortunate to include as a Board member,” said Jeff Ganek, chairman and CEO of NeuStar. “His background in corporate strategy, business operations and board governance will greatly support NeuStar as we continue to mature and grow in global, next-generation communications markets. I fully expect that Gareth will be an integral player in helping us chart our course. I welcome him most cordially, and I look forward to his contributions.”
Prior to heading GC3, Mr. Chang was chairman and CEO of News Corporation’s Star TV Group, the leading multi-channel satellite television network providing access to more than 300 million viewers across Asia, the Indian sub-continent, and the Middle East. He also has served in senior executive roles at Hughes Electronics and McDonnell Douglas.

Currently, Mr. Chang also is chairman of Netstar Group Holding Company and co-chairman of the Advisory Board at Etech Securities. He previously served on the Boards of Directors at Agile Software, Palm, SRS Labs, Apple Computer, News Corporation, and Mallinckrodt.
In addition to his participation on public and private company Boards, Mr. Chang was the first Chairman of the American Chamber of Commerce in Hong Kong and founding President of Hong Kong Aerospace Forum. He has served on the Advisory Committee of the Export-Import Bank of the United States, advisor to the Office of Technology Assessment, U.S. Congress; Board of Governors of the National Center of APEC; the Atlantic Council; CSIS-Pacific Forum; Board of Directors of the National Committee on United States-China Relations; US-Taiwan Business Council; Committee 100; Pacific Council on International Policy; and is a member of the Council on Foreign Relations.
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About NeuStar
NeuStar (NYSE: NSR) is a provider of clearinghouse and directory services to the global communications and Internet industry. Visit NeuStar online at www.neustar.biz.